Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

References in this section to “we,” “our,” “us,” and “Cepton” generally refer to Cepton Technologies, Inc. and its consolidated subsidiaries prior to the Business Combination and to New Cepton and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis of our results of operations and financial condition should be read in conjunction with the sections entitled “Audited Consolidated Financial Statements of Legacy Cepton,” and “Unaudited Pro Forma Condensed Combined Financial Information” included as Exhibits 99.1 and 99.3, respectively, to this Amendment No. 1 on Form 8-K/A amending the Original Report (the “Amendment No. 1”) to which this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is attached. This discussion contains forward-looking statements based upon our current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

Percentage amounts included in this MD&A have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this MD&A may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this Amendment No. 1. Certain other amounts that appear in this MD&A may not sum due to rounding. Terms used but not defined in this MD&A shall have the meanings ascribed to such terms in this Amendment No. 1.

Introduction

This MD&A is a supplement to the accompanying consolidated financial statements and provides additional information on our business, recent developments, financial condition, liquidity and capital resources, cash flows and results of operations. MD&A is organized as follows:

●	Business Overview: This section provides a general description of our business, and a discussion of management’s general outlook regarding market demand, our competitive position and product innovation, as well as recent developments we believe are important to understanding our results of operations and financial condition or in understanding anticipated future trends.

●	Results of Operations: This section provides an analysis of our results of operations for the years ended December 31, 2021 and December 31, 2020.

●

Liquidity and Capital Resources: This section provides a discussion of our financial condition and an analysis of our cash flows for the years ended December 31, 2021 and December 31, 2020. This section also provides a discussion of our contractual obligations, other purchase commitments and customer credit risk that existed at December 31, 2021, as well as a discussion of our ability to fund our future commitments and ongoing operating activities through internal and external sources of capital.

●	Critical Accounting Policies and Estimates: This section identifies and summarizes those accounting policies that significantly impact our reported results of operations and financial condition and require significant judgment or estimates on the part of management in their application.

Business Overview

Cepton is focused on the deployment of high performance, mass-market lidars to deliver safety and autonomy across the Automotive and Smart Infrastructure markets. By adopting our solutions, our customers can enable safety and autonomy applications across a broad range of end-markets including our primary market, ADAS in consumer and commercial vehicles, which we believe represents not just the largest market opportunity for lidar applications over the next decade, but also the market with the best potential for near term mass-market commercialization.

Since the inception of our company in 2016, building lidars for broad market adoption has been our guiding principle. Mass-market deployment guided not just our end-market focus, but also our product design choices, our areas of technological innovation, and our approach to manufacturing, and our go-to-market strategy and partnerships. To pursue mass-market adoption, our value proposition has focused on developing a lidar that achieves high performance with automotive grade reliability at competitive prices. Our thesis was that lidar would gain broad based adoption only when solutions strike the right balance across three key facets of performance, cost and reliability.

Based on this approach, we have gained acceptance for our technology in the Automotive market. In 2019, following approximately three years of rigorous engagement and working alongside our automotive Tier 1 partner, Koito Manufacturing, Ltd. (“Koito”), we were awarded the largest known ADAS lidar series production award in the industry to date by OEM-B. This award includes multiple platforms and vehicle models, with an estimated production start in 2023.

As a Silicon Valley-based company led by recognized technical experts in the optical field, technology innovation is at the core of our company. We developed a comprehensive lidar platform consisting of proprietary components including our breakthrough MMT® imaging technology and our SoC ASIC lidar engine, a portfolio of automotive-grade and industrial-grade long-range and near-range lidars, a software layer enabling the integration of automotive functions, and feature rich perception software capabilities.

Business Combination

Growth Capital Acquisition Corp. (“GCAC”), our legal predecessor, was originally incorporated in Delaware as a special purpose acquisition company. On February 9, 2022, GCAC stockholders approved the Business Combination and other transactions and proposal presented within the proxy statement/consent solicitation statement/prospectus.

On February 10, 2022, the parties to the Business Combination Agreement consummated the Business Combination. Immediately upon the consummation of the Business Combination, Legacy Cepton became a wholly owned subsidiary of GCAC, GCAC changed its name to Cepton, Inc., and the Company is now listed on Nasdaq under the symbol “CPTN”. Cepton is deemed the accounting predecessor and Cepton is the successor SEC registrant, which means that Legacy Cepton’s financial statements for previous periods will be disclosed in Cepton, Inc.’s future periodic reports filed with the SEC.

The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, GCAC is treated as the acquired company for financial statement reporting purposes. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The aggregate consideration for the Business Combination and related transactions was approximately $1.5 billion, consisting of (i) $5.7 million in cash at the closing of the Business Combination, net of transaction expenses, (ii) $42.0 million in proceeds from the PIPE, net of transaction expenses, and (iii) 142,075,041 shares of common stock valued at $10.00 per share, totaling $1.4 billion.

As a result of becoming a publicly traded company, we will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Impact of COVID-19

Throughout 2020 the worldwide spread of the pandemic caused by COVID-19 and the measures intended to contain the spread of COVID-19 have resulted in a global slowdown of economic activity and caused disruptions to our business. In particular, our headquarters are based in the Silicon Valley, which has been subject to ongoing government measures and orders such as quarantines and social distancing. During the second and third quarters of 2020, we slowed our operating and capital spending with the expectation that our revenue would be impacted by the global pandemic. We believe that the pandemic will act as a long-term catalyst for vehicle sales and wider adoption of ADAS programs, and our overall growth rate during 2020 and 2021 has been impacted by the pandemic.

As a Silicon Valley based company, we were affected by the “shelter in place” order starting from the first quarter of 2020 until the second quarter of 2021. While the majority of our employees were able to work from home, some employees, especially manufacturing technicians, were not able to work from home. The “shelter in place” order delayed order fulfillment and revenue recognition during 2020 and the first half of 2021. Additionally, we continued to pay employees during the “shelter in place” order if they did not choose to take unpaid leave. Manufacturing and order fulfillment employees were able to return to work in the second quarter of 2020; however, the number of employees allowed on premises at one time was greatly reduced which also affected our ability to fulfill orders and recognize revenue. We had to separate our manufacturing technicians into two shifts to keep social distancing requirements. We increased the hourly rate for technicians who worked during the second shift, and the increased pay combined with underutilized employee pay increased our employee overhead and decreased gross margins in 2020 and the first half of 2021.

Our suppliers are located worldwide, and the suppliers in the Asia Pacific geographical region were especially affected by the pandemic in 2020, especially in the first half of 2020. Some of our key suppliers were affected by the pandemic resulting in supply chain disruptions. These issues further delayed order fulfillment and revenue recognition but were largely resolved in the third quarter of 2020. Some customers have delayed orders and production schedules due to COVID-19. The pandemic continues to evolve, and the full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including sales, expenses, reserves and allowances, manufacturing, research and development costs and personnel-related costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, any resurgence of the pandemic in areas where we or our suppliers operate, and the economic impact on local, regional, national and international customers and markets.

For more information on our operations and risks related to health epidemics, including the COVID-19 pandemic, please see the section entitled “Risk Factors.”

Key Factors Affecting Cepton’s Operating Results

We believe that our future performance and success depends, to a substantial extent, on our ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and in the section entitled “Risk Factors.”

Series production awards in the Automotive market

An important part of our mission is to deploy high performance, mass-market lidar in the automotive market. Within the automotive market, we believe that passenger car ADAS applications represent the largest opportunity but also have the most stringent requirements for reliability, cost, and performance. Major automotive OEMs typically undergo several years of planning, technology selection, and vehicle integration work before introducing new and important technologies in their vehicle offerings. We anticipate that lidar, as a new sensor that improves safety and enhances autonomy, will undergo the same technology introduction and validation process as similar technologies in the past, such as anti-lock braking systems or stability control systems. The number of vehicle platforms and vehicle models that will be equipped with lidar will depend on OEM product planning, vehicle integration, and marketing schedules. Once a lidar supplier is chosen, the number of awarded vehicle platforms and vehicle models is likely to increase over time. This is because the development efforts of integrating lidar into the OEM’s product offerings is leveraged across multiple vehicle classes and platforms in order to maximize the OEM’s return on investment.

For example, our series production award from OEM-B initially included four vehicle models and was subsequently updated to include nine vehicle models spanning different classes of vehicles from luxury sedans to mid-level passenger cars to SUVs and trucks. These vehicles include traditional internal combustion engine types as well as electric drive train types. We expect additional vehicle models to be added to this series production award over time, with an anticipated start of production in 2023 and significant volume increase anticipated in the following years. However, if the targets of this series production award are not realized, or if OEM-B were to terminate or significantly alter or delay its OEM-B series production award and/or alter its relationship with Cepton or with Koito in a manner that is adverse to Cepton or OEM-B would delay the introduction of the vehicle models that are part of the series production award, Cepton’s business would be materially adversely affected. Similarly, if Cepton is unable to maintain its relationship with Koito, or the terms of Cepton’s arrangement with Koito with respect to the OEM-B program differs from Cepton’s expectations, including with respect to volume, pricing and timing, then Cepton’s business and prospects would be materially adversely affected.

Adoption of lidar solutions in Automotive and Smart Infrastructure markets

In an endless pursuit of safety and product differentiation, many leading automotive OEMs have decided to include lidar in their next generation of vehicles for increased safety and higher levels of autonomy. The speed of lidar adoption depends on many factors, including sensor performance, reliability, and cost, as well as the time it takes to win large series production awards. Large automotive series production awards usually take a number of years to secure but once awarded, the production award typically covers the entire duration of a typical vehicle model period of five to seven years for consumer vehicles. In the case of trucking applications, the production period of a typical model may exceed seven years in many cases. We are currently engaged in discussions with all of the top 10 global automotive OEMs (by ADAS and AV program volumes). We believe that our current series production award from OEM-B is a validation of our technology leadership, product maturity, and potential for scalability that favorably positions us for additional series production awards at other large global OEMs.

While lidar adoption in the automotive market may take multiple years to materialize, smart infrastructure end markets could adopt lidar solutions at a more rapid pace. Applications within smart infrastructure vary widely from tolling to security, to delivery and logistics. These applications are typically project based and require certain levels of customization to deliver an end-to-end solution. To address opportunities in the smart infrastructure space, we partner with system integrators who leverage our lidar hardware as well as our Helius perception software to provide solutions unique to each opportunity. We expect to grow our system integrator partnership network to further drive the adoption of lidar in smart infrastructure applications.

We expect our revenue to increase as adoption increases in the automotive and smart infrastructure markets, however, the rate of deployment may vary and our revenue will fluctuate as a result.

Product Cost and Margins

To drive mass-market adoption of lidar in automotive applications, product cost must be controlled. As such, cost is one of the primary design criteria that we focused on from the very beginning. Design choices were carefully evaluated to create products with the best overall balance between performance, reliability, and cost. Working with our partners, we expect to continue driving costs down as volumes increase and we achieve high margin unit economics in the future.

In the case of our series production award from OEM-B, we are working with our Tier 1 partner, Koito, on manufacturing in order to effectively manage supply chain, component costs, and manufacturing costs to meet margin expectations at scale. Pursuant to our arrangement with Koito, we license our technology and sell components to Koito, who can manufacture and sell lidars using our technology. We expect our gross margin to rapidly increase as material costs decrease and fixed manufacturing overhead costs are absorbed over larger production volumes and as other economies of scale are achieved.

In the smart infrastructure space, average selling price (“ASP”) of a lidar solution may be higher than that in the automotive space due to a number of reasons, such as unit volume, level of customization, and additional software content. At the same time, the cost of production is also higher due to lower levels of economies of scale and higher levels of system integration requirements.

If we cannot generate our expected margins, we may be required to raise additional debt or equity capital, which may not be available or may only be available on terms that are onerous to our stockholders.

End Market Concentration

We believe that the automotive market represents a large portion of the total addressable market and large global automotive OEMs represent the majority of unit volume demand as well as leaders in active safety and autonomy. To drive mass-market commercialization of our lidar solutions, we have focused on top automotive OEMs and are currently engaged with all of the top 10 global automotive OEMs based on vehicle production volume rankings for 2019. Series production awards from top OEMs tend to be large and long-term in nature. While we continue to expand our system integrator partnership network to address opportunities in the smart infrastructure markets, program awards tend to be smaller and short-term in nature as compared to those in the automotive end-markets. As such, we expect a large portion of our future revenue to come from the automotive end-market.

Components of Results of Operations

Revenue

We categorize our revenue as (1) lidar sensor and prototype revenue and (2) development revenue.

Lidar sensor and prototype revenue is primarily derived from the sale of components and license of technologies to tier 1 suppliers for mass market ADAS applications in the automotive market and the sale of lidar sensors directly to end-user customers in the Smart Infrastructure markets. Our lidar sensors are used in applications such as advanced driver assistance systems, autonomous vehicles, and intelligent transportation systems. Our customers include leading original equipment manufacturers and suppliers within the automotive and smart infrastructure industries. We anticipate strong revenue growth in the foreseeable future as we continue to form strategic partnerships and as the primary source of revenue shifts from prototype sales to sales of commercialized production-ready lidar sensors.

Development revenue represents arrangements with tier 1 suppliers focused on the specific customization of our proprietary lidar capabilities to the customers’ applications, typically involving development of customized lidar sensor prototypes for those customers. The timing of revenue recognition for development contracts is determined for each performance obligation based on the unique facts and circumstances within each development arrangement, which generally results in recognition at a point in time. This assessment is made at the outset of the arrangement for each performance obligation.

Cost of Revenue

Cost of revenue includes the manufacturing cost of our lidar sensors and components, which primarily consists of personnel-related costs directly associated with our manufacturing organization, and amounts paid to our third-party contract manufacturers and vendors. Our cost of revenue also includes cost of component inventory, product testing costs, an allocated portion of overhead costs, warranty expense, excess and obsolete inventory, and shipping costs. We expect cost of revenue to increase in absolute dollars in future periods.

Gross Margin

Our gross margin in future periods will depend on a variety of factors including market conditions that may impact our pricing; product mix changes between established products and new products; excess and obsolete inventories; our cost structure for manufacturing operations, including third-party manufacturers, relative to volume. Our gross margin varies by product. We expect our gross margins to fluctuate over time, depending on the factors described above.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of personnel-related costs, material expenses, permits, licenses, and professional services directly associated with our research and development activities. The remainder primarily relates to the allocated portion of overhead costs. Our research and development efforts are focused on enhancing and developing additional functionality for our existing products and on new product development, including new releases and upgrades to our lidar sensors. We expense research and development costs as incurred. We expect our research and development expenses to increase in absolute dollars as we increase our investment in software development to broaden the capabilities of our solutions and introduce new products and features.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses consist primarily of personnel-related costs, professional services, and advertising expenses directly associated with our sales and general and administrative activities. The remainder primarily relates to the allocated portion of overhead costs. We expect our selling expenses will increase in absolute dollars over time as we hire additional sales personnel, increase our marketing activities, grow our domestic and international operations, and build brand awareness. We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities, and other administrative and professional services. We also expect to increase the size of our general and administrative function to support the growth of our business.

Other Income (Expense), Net

Other income (expense), net consists primarily of foreign currency transaction gains and losses related to the impact of transactions denominated in a foreign currency other than the U.S. Dollar and gains or losses related to the extinguishment of debt. As of December 31, 2021, other income (expense), net is comprised primarily of the gain from the Paycheck Protection Program (“PPP”) loan forgiveness.

Interest Income, Net

Interest income, net consists primarily of interest earned on our cash equivalents and short-term investments in commercial paper, corporate debt securities, and available-for-sale securities. These amounts will vary based on our cash, cash equivalents and short-term investment balances, and also with market rates. Our interest income is partially offset by accretion expense from our short-term investments and debt financings.

Provision for Income Taxes

Our provision for income taxes consists of federal, state, and foreign current and deferred income taxes. As we expand the scale and scope of our international business activities, any changes in the United States and foreign taxation of such activities may increase our overall provision for income taxes in the future.

We have a full valuation allowance for net deferred tax assets, including federal and state net operating loss carryforwards and research and development credit carryforwards. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized by way of expected future taxable income.

We believe that we have adequately reserved for our uncertain tax positions, although we can provide no assurance that the final outcome of these matters will not be materially different. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and results of operations.

Results of Operations for the years ended December 31, 2021 and 2020

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this Amendment No. 1. The following table sets forth our consolidated results of operations data for the periods presented:

	Year Ended December 31,		Change	Change
	2021	2020	$	%
	(dollars in thousands)
Lidar Sensor and Prototype Revenue	$2,919	$2,006	$913	46%
Development Revenue	1,583	—	1,583	100%
Total Revenue	4,502	2,006	2,496	124%
Lidar Sensor and Prototype Cost of Revenue	3,952	3,746	206	5%
Development Cost of Revenue	442	—	442	100%
Total Cost of Revenue	4,394	3,746	648	17%
Gross Margin (Loss)	108	(1,740)	1,848	(106)%

Operating expenses
Research and development	24,158	11,666	12,492	107%
Sales, general, and administrative	14,286	6,170	8,116	132%
Total operating expenses	38,444	17,836	20,608	116%
Operating loss	(38,336)	(19,576)	(18,760)	96%

Other income (expense), net	1,099	(181)	1,280	(707)%
Interest income, net	15	149	(134)	(90)%
Loss before income taxes	(37,222)	(19,608)	(17,614)	90%

Provision for income taxes	20	26	(6)	(23)%
Net Loss	$(37,242)	$(19,634)	$17,608	90%

Comparison of the years ended December 31, 2021 and 2020

Revenue

Lidar sensor and prototype revenue increased by approximately $0.9 million, or 46%, to $2.9 million for the year ended December 31, 2021, from $2.0 million for the year ended December 31, 2020. Approximately $0.2 million of the increase related to an increase in lidar sensor average sales price and approximately $1.0 million related to new products sold during the period. The increase was partially offset by a $0.3 million decrease driven by decreased lidar sensor sales volume.

Development revenue increased by approximately $1.6 million to 1.6 million for the year ended December 31, 2021, from $0 for the year ended December 31, 2020. The increase relates to the Work Order issued by Koito to Cepton during 2021. As of December 31, 2021, the first four development milestones of the agreement were satisfied and as such, the Company recognized development revenue of $1.6 million.

Cost of Revenue

Lidar Sensor and Prototype Cost of Revenue increased by $0.2 million, or 5%, to $4.0 million for the year ended December 31, 2021, from $3.7 million for the year ended December 31, 2020. The increase in Lidar Sensor and Prototype Cost of Revenue resulted primarily from a net increase in excess and obsolete inventory expense of $0.3 million and standard costing adjustments of $0.6 million. The increase was partially offset by a decrease in scrap expense and lower-of-cost-or-net-realizable-value adjustments of $0.7 million.

Development Cost of Revenue increased by $0.4 million for the year ended December 31, 2021, from $0 for the year ended December 31, 2020. The increase in Development Cost of Revenue resulted from the Work Order described above.

Operating expense

Research and development expense increased by $12.5 million, or 107%, to $24.2 million for the year ended December 31, 2021, from $11.7 million for the year ended December 31, 2020, resulting primarily from a $5.5 million increase in expensed materials for research and development projects and a $7.0 million increase in personnel expenses mainly due to increased headcount in research and development departments.

Sales, general, and administrative expense increased by $8.1 million, or 132%, to $14.3 million for the year ended December 31, 2021, from $6.2 million for the year ended December 31, 2020, resulting primarily from an increase in professional services of $2.8 million driven by the anticipation of a business combination, a $3.6 million increase in personnel related costs, a $1.0 million increase in rent due to the new office space lease beginning in June 2021, and a $0.7 million increase in other general administrative costs.

Other Income (expense)

Other income (expense), decreased by $1.3 million, or (707)%, resulting primarily from the forgiveness of the PPP loan of $1.1 million and a loss on extinguishment of debt of $0.2 million that occurred during the year ended December 31, 2020.

Interest income decreased by $0.1 million, or 90%, resulting primarily from a significant decrease in the short-term investments balance as of December 30, 2021 compared to December 30, 2020, partially offset by an increase in accretion expense on our short-term investments.

Income Taxes

We provided a full valuation allowance on our net U.S. federal and state deferred tax assets for the year ended December 31, 2021 and 2020. As for the year ended December 31, 2021, we had U.S. federal and state tax-effected net operating loss carryforwards available to reduce future taxable income, which will be carried forward indefinitely for U.S. federal tax purposes and will expire on varying dates for state tax purposes.

Liquidity and Capital Resources

Sources of Liquidity

As of December 31, 2021, we had cash, cash equivalents, and short-term investments totaling $6.5 million, which were held for working capital purposes. Our cash, cash equivalents, and short-term investments of $6.5 million are comprised of money market funds, commercial paper, corporate debt securities, and available-for-sale securities.

In August 2019, we entered into a loan and security agreement with a financial institution which provided for borrowings of up to $5.0 million under a term loan through July 3, 2020 (the “Term Loan”). On December 5, 2019, we borrowed the full amount of $5.0 million with a stated interest rate of 5%. In February 2020, we repaid the Term Loan in full using proceeds received from the Series C Financing.

On February 4, 2020, we received $53.0 million of gross proceeds as consideration for the issuance of Series C convertible preferred stock to three investors.

On April 24, 2020, we received loan proceeds of $1.1 million from JPMorgan Chase Bank, N.A. (“JPM”) under the CARES Act’s Paycheck Protection Program (“PPP”). The PPP Loan had a maturity date of April 24, 2022, and had a fixed interest rate of 0.98% per annum. The entirety of the loan was eligible for forgiveness to the extent it was used towards qualifying expenses as described in the CARES Act. On August 25, 2021, the Company received notice from the U.S. Small Business Association that the entire PPP Loan balance and accrued interest were forgiven in full on such date. The Company recorded the loan forgiveness as other income, net in the Company’s condensed consolidated statement of operations and comprehensive loss during year ended December 31, 2021.

On November 24, 2021, the Company entered into a Purchase Agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park has agreed to purchase up to $100.0 million of common stock (subject to certain limitations contained in the Purchase Agreement) from time to time over a 36-month period (the “Purchase Agreement”) after the consummation of the Merger and certain other conditions set forth in the Purchase Agreement. On February 11, 2022, Cepton filed an S-1 registration statement related to the Lincoln Park Purchase Agreement and upon its effectiveness and the satisfaction of the other terms and conditions of the Purchase Agreement, Cepton will be able to sell up to $100.0 million of common stock to Lincoln Park as a source of funds.

On January 4, 2022, the Company entered into the Loan Agreement with Trinity Capital Inc. to borrow up to $25.0 million at a rate of 10.75%. In connection with the Loan Agreement, the Company issued a warrant to purchase 96,998 shares of common stock with an exercise price of $16.89 per share. On January 4, 2022, the Company borrowed $10.0 million (the “Initial Advance”) under the terms of the Loan Agreement. In 2021, the Company incurred approximately $0.2 million of issuance costs related to the Loan Agreement. Given the Company had not yet executed the term loan under the Loan Agreement as of December 31, 2021, the Company recorded the issuance costs as a deferred asset.

Following the approval of the Merger, on February 10, 2022, the Company received net cash proceeds of $47.7 million from the Business Combination and PIPE, net of certain transaction costs.

We have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $95.4 million as of December 31, 2021. During the year ended December 31, 2021, we incurred a net loss of $37.2 million and had negative cash flows from operating activities of $36.8 million. Although much of the negative cash flow resulted from an increase in engineering services and expensed materials for research and development, and administrative expenses related to our plan to become a publicly traded company, we expect to continue to invest in research and development and generate operating losses in the future. In addition, our future capital requirements will depend on many factors, including our lidar sales volume, the timing and extent of spending to support our research and development efforts in smart vision technology, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. If we are required to raise additional funds by issuing equity securities, dilution to stockholders would result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of common stockholders. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of common stockholders.

We are subject to risks and uncertainties frequently encountered by early-stage companies including, but not limited to, the uncertainty of successfully developing products, securing certain contracts, building a customer base, successfully executing business and marketing strategies, and hiring appropriate personnel.

To date, we have been funded primarily by equity financings, convertible promissory notes, and the net proceeds we received through the Business Combination, PIPE offering and private placements of the pre-combination Cepton convertible preferred stock. Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding may require us to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition, and ability to achieve our intended business objectives.

Intended Use of Proceeds

As indicated above, we intend to use the net proceeds of the transactions contemplated by the Business Combination Agreement for general corporate purposes which may include, among other things, continuing investments in our various long-term goals. This includes continuing to execute on the series production award from OEM-B, accelerating engagement with other automotive OEMs to secure series production awards, driving adoption of Cepton’s lidar solutions in the Automotive and Smart Infrastructure markets, investing in research and development to strengthen our product offerings, and securing supplier commitments in anticipation of future production needs. We intend to prioritize executing on the series production award from OEM-B and accelerating engagement with other automotive OEMs to secure series production awards. Pending any specific application, we may temporarily invest funds in short-term investments, including marketable securities.

Cash Flow Summary — Years Ended December 31, 2021 and 2020

	Year Ended December 31,
	2021	2020
	(dollars in thousands)
Net cash provided by (used in):
Operating activities	$(36,759)	$(16,980)
Investing activities	28,683	(32,256)
Financing activities	439	49,222

Operating Activities

During 2021, our operating activities used $36.8 million in cash resulting primarily from our net loss of $37.2 million, which was partially offset by $4.4 million of non-cash expenses consisting primarily of $5.0 million of stock-based compensation expense, $0.3 million of amortization and accretion of short-term investments, and $0.2 million of depreciation related to fixed assets. These amounts were partially offset by a gain of $1.1 million related to the PPP loan forgiveness. During the year ended December 31, 2021, we used net cash of $3.9 million from changes in our operating assets and liabilities resulting primarily from a $5.8 million increase in prepaid expenses and other current assets, a $1.1 million decrease in other long-term liabilities, a $0.2 million increase in other long-term assets, and a $0.2 million increase in accounts receivable. This was partially offset by a $1.2 million increase in accrued expenses due to timing of payments, a $0.9 million decrease in inventories due to increased sales volume of lidar sensors, and a $1.3 million increase in accounts payable due to timing of payments.

During 2020, our operating activities used $17.0 million in cash resulting primarily from our net loss of $19.6 million, which was partially offset by $1.1 million of non-cash expenses consisting primarily of $0.7 million of stock-based compensation expense, $0.2 million of depreciation and amortization, and a $0.2 million loss on debt extinguishment. During 2020, we received $1.5 million net cash from changes in our operating assets and liabilities resulting primarily from an increase of $1.2 million in other long-term liabilities due to deposit payments received from a customer.

Investing Activities

During 2021, our investing activities provided $28.7 million of cash, resulting primarily from the sales and maturities of short-term investments of $37.4 million, which was partially offset by purchases of short-term investments of $8.5 million and purchases of property and equipment of $0.3 million.

During 2020, we used $32.3 million of cash for investing activities, resulting primarily from the purchase of short-term investments of $33.7 million, which was partially offset by proceeds from the sale of short-term investments of $1.5 million.

Financing Activities

During 2021, our financing activities provided $0.4 million of cash consisting primarily of proceeds from exercises of common stock options.

During 2020, our financing activities provided $49.2 million of cash consisting primarily of net proceeds from the issuance of Series C Preferred Stock in the amount of $52.6 million and proceeds from the PPP loan of $1.1 million. The proceeds were partially offset by payments on the Term Loan of $5.0 million.

	Years Ended December 31,
	2020	2019
	(dollars in thousands)
Net cash provided by (used in):
Operating activities	$(16,980)	$(17,570)
Investing activities	(32,256)	(147)
Financing activities	49,222	5,012

Operating Activities

During 2020, our operating activities used $17.0 million in cash resulting primarily from our net loss of $19.6 million, which was partially offset by $1.1 million of non-cash expenses consisting primarily of $0.7 million of stock-based compensation expense, $0.2 million of depreciation and amortization, and a $0.2 million loss on debt extinguishment. During 2020, we received $1.5 million net cash from changes in our operating assets and liabilities resulting primarily from an increase of $1.2 million in other long-term liabilities due to deposit payments received from a customer.

During 2019, our operating activities used $17.6 million in cash resulting primarily from our net loss of $16.8 million, which was partially offset by $0.9 million non-cash expenses consisting primarily of $0.7 million of stock-based compensation expense. During 2019 we used net cash of $1.7 million from changes in our operating assets and liabilities resulting primarily from a $1.7 million increase in inventories due to increased sales volume of lidar sensors.

Investing Activities

During 2020, we used $32.3 million of cash for investing activities, resulting primarily from the purchase of short-term investments of $33.7 million, which was partially offset by proceeds from the sale of short-term investments of $1.5 million.

During 2019, we used $0.1 million of cash for investing activities, primarily for the purchase of property and equipment.

Financing Activities

During 2020, our financing activities provided $49.2 million of cash consisting primarily of net proceeds from the issuance of Series C Preferred Stock in the amount of $52.6 million and proceeds from the PPP loan of $1.1 million. The proceeds were partially offset by payments on the Term Loan of $5.0 million.

During 2019, our financing activities provided $5.0 million of cash consisting primarily of net proceeds from the Term Loan.

Contractual Obligations

The following table summarizes our non-cancellable contractual obligations as of December 31, 2021:

	Payment Due by Period(1)
	1 year	2 Years	Total
Operating leases(2)	$1,853	$152	$2,005

(1)	Does not include the Initial Advance under the Loan Agreement entered into with Trinity Capital Inc., which was borrowed subsequent to December 31, 2021.

(2)	Consists of future non-cancelable minimum rental payments under operating leases for our offices.

On April 15, 2021, we entered into an office lease agreement for our new headquarters located in San Jose, California. The lease began on June 1, 2021 and is set to expire on January 31, 2023. See Note 14, Commitments and Contingencies, of the notes to our consolidated financial statements for the year ended December 31, 2021, included elsewhere in this Amendment No. 1 for further discussion of our contractual obligations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market rates and prices. Our market risk exposure is primarily the result of fluctuations in foreign currency exchange rates and interest rates.

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Interest Rate Risk

As of December 31, 2021, we had short-term investments of $2.8 million, which consisted of commercial paper and corporate debt securities which carry a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the U.S. and to a lesser extent in Canada and Germany. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

Off-Balance Sheet Arrangement

We did not have any off-balance sheet arrangements as of December 31, 2021.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts we report as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.

Revenue Recognition

Our revenue is derived from product sales of lidar sensors to direct customers as well as revenue associated with the development of customized lidar sensor prototypes. Revenue is recognized at a point in time when control of the products is transferred to the customer, generally occurring upon shipment in an amount that reflects the consideration we expect to receive in exchange for those products.

The application of revenue accounting requirements related to the measurement and recognition of revenue requires us to make judgments and estimates. Specifically, arrangements with nonstandard terms and conditions may require significant judgment to determine the appropriate accounting treatment, including whether the promised goods and services specified in a multiple element arrangement should be treated as separate performance obligations. When a contract includes multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement.

Transaction price is allocated to each performance obligation on a relative standalone selling price (“SSP”) basis. Judgment is required to determine SSP for each distinct performance obligation. We use a range of amounts to estimate SSP when products and services are sold separately. In instances where SSP is not directly observable, we determine SSP using information that may include other observable inputs available to us.

Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.

Inventory Valuation

Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the first in, first out basis. We record write-downs of inventories which are obsolete or in excess of anticipated demand. Significant judgment is used in establishing our forecasts of future demand and obsolete material exposures. We consider marketability and product life cycle stage, product development plans, component cost trends, demand forecasts, historical revenue, and assumptions about future demand and market conditions in establishing our estimates. If the actual component usage and product demand are significantly lower than forecast, which may be caused by factors within and outside of our control, or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and our customer requirements, we may be required to increase our inventory write-downs. A change in our estimates could have a significant impact on the value of our inventory and our results of operations.

Stock-Based Compensation

We grant stock options to employees and non-employees with an exercise price equal to the fair value of the shares at the date of grant. All stock option grants are accounted for using the fair value method and compensation is recognized as the underlying options vest. We use the Black-Scholes option pricing model to determine the fair value of stock option awards. The Black-Scholes model considers several variables and assumptions in estimating the fair value of the stock-based awards. These variables include the fair market value of common stock, stock-price volatility, expected term, expected dividends, risk-free interest rates, and forfeitures.

Fair Value of Common Stock — Given the absence of a public trading market, we considered numerous objective and subjective factors to determine the fair market value of common stock. These factors included but were not limited to (i) contemporaneous third-party valuations of common stock; (ii) the rights and preferences of preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions.

In valuing our common stock at various dates, the third-party valuation specialists determined the equity value of our business using a mix of the income and market approaches. The income approach focuses on the income-producing capability of the business, while the market approach measures the value of the business through an analysis of recent sales or offerings of comparable investments.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

The estimates will not be necessary to determine the fair value of new awards once the underlying shares begin trading.

Expected Volatility — Expected volatility is estimated based on historical volatilities of comparable public companies operating in our industry.

Expected Term — The expected term of the options represents the period the options are expected to be outstanding and is estimated using the simplified method. We believe it is appropriate to use the simplified method in determining the expected life of options because we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options.

Dividend Yield — We have historically not issued dividends and do not expect to in the future.

Risk-free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Forfeitures — Forfeitures are recognized as they occur.

We use the same inputs to estimate the fair value of awards granted to nonemployees.

Changes in the Estimated Fair Value of Cepton Common Stock During the Periods Presented

Below we present a discussion regarding material differences between the valuations used to determine the fair value of Cepton common stock relative to the fair value implied by the Business Combination.

Valuation History — The December 2019 and April 2020 common stock valuations were determined to be $2.48 per share and $2.02 per share, respectively. The primary driver behind the decline in common stock fair value between those dates was the significant uncertainty associated with the COVID-19 pandemic during the first half of 2020.

During the second half of 2020, Cepton’s management team and Board of Directors reviewed and evaluated potential strategic opportunities and alternatives with a view of enhancing stockholder value and accelerating growth. Such opportunities and alternatives included, among other things, private financing transactions, capital market transactions, and possible acquisitions. Specifically, in September 2020, Cepton’s management had internal discussions regarding a SPAC transaction and as a result, Cepton’s management believed that an update to its common stock valuation assumptions was necessary. The September 2020 409A valuation reflects the possibility of a SPAC transaction occurring as of September 30, 2021. This assumption led to an increase in Cepton’s common stock valuation, resulting in a value per share of $3.07.

In April 2021, we began negotiations with a SPAC regarding a business combination and in May 2021, Cepton received a non-binding letter of intent (“LOI”) from the SPAC. The LOI indicated a pre-transaction enterprise value of $1.5 billion and a price per common share upon de-SPAC of approximately $24.69. The May 2021 409A valuation incorporated the preliminary terms of this LOI as well as assigning a higher probability to a SPAC transaction occurring in the near-term future. These changes in valuation assumptions resulted in a common stock fair value per share of $13.06.

On August 4, 2021, Cepton entered into the Business Combination Agreement with the SPAC. As a result, on August 6, 2021, we updated our valuation assumptions, assigning a higher probability to a SPAC transaction occurring in the near-term future. This change resulted in a common stock fair value per share of $16.89.

Beginning in September 2021, GCAC filed a proxy statement/consent solicitation statement/prospectus relating to the Business Combination in a registration statement on Form S-4 (the “Form S-4”) and subsequent amendments thereto. Given the existence of the Form S-4 filing, which became effective on January 24, 2022, as well as the progression and status of the overall Business Combination, we felt it was appropriate to assign a higher probability to a SPAC transaction occurring in the near term future relative to the previous valuation. The December 2021 409A valuation reflected the increased probability which led to another increase in Cepton’s common stock valuation, resulting in a value per share of $23.29.

Below is the summary of 409A valuations performed during 2021 and 2020.

409A Valuation Date	Common Stock Fair Value
12/31/2019	$2.48
4/30/2020	$2.02
9/30/2020	$3.07
5/13/2021	$13.06
8/06/2021	$16.89
12/31/2021	$23.29

For the December 2019 and April 2020 409A valuations, we applied a combination of both the income approach and the public company market multiple method (“PCMMM”) market approach to determine the enterprise value of Cepton. Each approach was assigned an equal weighting of 50 percent. To arrive at the fair value of common stock, we utilized the option pricing method (“OPM”) to allocate the equity value.

For the September 2020 409A valuation, we adjusted our valuation approach as we had begun internal discussions surrounding the possibility of a SPAC or IPO transaction which had not occurred previously. As of this date, no specific SPAC had been identified and no formal negotiations had been undertaken. Due to these facts, we selected the probability weighted expected return method (“PWERM”) to allocate the enterprise value. The PWERM approach involves the estimation of future potential outcomes as well as values and probabilities associated with each potential outcome or scenario. Under the PWERM approach, we utilized a combination of (1) an “IPO/SPAC” and (2) a “Remain Private” scenarios to value our common stock.

The May 13, 2021 409A valuation incorporated our receipt of a non-binding LOI related to a potential SPAC transaction. The preliminary terms of the LOI indicated a pre-transaction enterprise value of $1.5 billion and an expected price per common share upon de-SPAC of approximately $24.69 based on our then-current fully diluted capitalization. Given this information, we again utilized the PWERM approach to allocate the enterprise value for purposes of the May 13, 2021 409A valuation. Under the PWERM approach, we utilized a combination of (1) the SPAC and (2) the “Remain Private” scenarios to value our common stock. The weighting applied to the SPAC scenario as compared to the “Remain Private” scenario was adjusted upwards given the signed LOI and the Company’s consideration of the likelihood of completion of a SPAC transaction.

The August 6, 2021 409A valuation incorporated our public announcement of our entering into a Business Combination Agreement with a SPAC. Based on the terms of the Business Combination Agreement, our shares will be exchanged for shares of the SPAC at a rate of 2.465x. Given the SPAC’s common shares were valued at $9.86 as of our 409A valuation date, the implied value per common share upon de-SPAC was equal to $25.89. Given this information, we again utilized the PWERM approach to allocate the enterprise value for purposes of the August 6, 2021 409A valuation. Under the PWERM approach, we utilized a combination of (1) the SPAC and (2) the “Remain Private” scenarios to value our common stock. The weighting applied to the SPAC scenario as compared to previous valuations was adjusted upwards given the signed Business Combination Agreement and the increased likelihood of the SPAC transaction completing.

The December 31, 2021 409A valuation incorporated our filing on Form S-4, signalling an increased probability of completing the proposed SPAC transaction. Given the SPAC’s common shares were valued at $9.93 as of our 409A valuation date, the implied value per common share upon de-SPAC was equal to $26.10. Given this information, we again utilized the PWERM approach to allocate the enterprise value for purposes of the December 31, 2021 409A valuation. Under the PWERM approach, we utilized a combination of (1) the SPAC and (2) the “Remain Private” scenarios to value our common stock. The weighting applied to the SPAC scenario as compared to previous valuations was adjusted upwards given the filed Form S-4 and overall progression of the Business Combination.

A summary of the equity awards granted during 2020 and 2021 is as follows:

Date of Option Grant	Options Granted	Common Stock Fair Value
2/26/2020	503,000	$2.48
7/15/2020	385,000	$2.02
8/20/2020	437,000	$2.02
12/24/2020	380,000	$3.07
2/12/2021	350,000	$3.07
6/10/2021	239,000	$13.06
6/23/2021	90,000	$13.06
6/30/2021	1,535,670	$13.06
10/28/2021	140,000	$20.50

Income Taxes

We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. In making this assessment, we analyze future taxable income, reversing temporary differences and ongoing tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, we would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income.

Recent Accounting Pronouncements

See Note 1 to our consolidated financial statements included elsewhere in this Amendment No. 1 for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this Amendment No. 1.

Internal Control Over Financial Reporting

In connection with the audit of our consolidated financial statements for the years ended December 31, 2021, a material weakness in our internal control over financial reporting was identified. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. For more information concerning the material weakness identified, see the risk factor titled “We have identified a material weakness in our internal control over financial reporting. If our remediation of this material weakness is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock” included in Exhibit 99.1 to this Amendment No. 1.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Cepton is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, Cepton expects to remain an emerging growth company at least through the end of the 2022 fiscal year and to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare Cepton’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) ending December 31, 2026, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.